UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_____________________________

FORM 8-K

_____________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2017

SEVCON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-9789	04-2985631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Northboro Road Southborough, MA	01772
(Address of principal executive offices)	(zip code)

(508) 281-5510 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company            [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.            [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2017, Sevcon, Inc. (the “Company”) agreed to acquire Xuchang Fuhua Glass Co. Ltd (“Fuhua Glass”)’s entire 50% equity interest in Sevcon New Energy Technology (Hubei) Co., Ltd (“Sevcon New Energy Technology”) for a purchase price of $5,000,000, pursuant to an Equity Transfer Agreement. In doing so, the Company has agreed to terminate its equity joint venture with Fuhua Glass, a Chinese limited liability company. The purchase price is payable to Fuhua Glass within 14 business days after notice has been received that the closing conditions, including required registrations and filings with the applicable governmental entities, are complete. The Company also agreed to reimburse Fuhua Glass for the taxes paid by it in relation to the equity transfer in an amount not to exceed $1,173,675, as well as certain ancillary fees. The Company already held a 50% equity interest in Sevcon New Energy Technology and, upon the consummation of the acquisition, Sevcon New Energy Technology will become a “wholly foreign-owned enterprise” under Chinese law.

In connection with the Equity Transfer Agreement, the Company and Fuhua Glass entered into an Agreement on Termination of the Contract of Joint Venture and of the Articles of Association, and the Board of Directors of Sevcon New Energy Technology adopted certain resolutions, pursuant to which the joint venture contract between the parties was terminated, Fuhua Glass was released from its obligation to make further capital contributions to Sevcon New Energy Technology, and its representatives were removed from its board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVCON, INC.

Dated: June 8, 2017	By:	/s/ Paul N. Farquhar
Paul N. Farquhar
Chief Financial Officer

2